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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                     FORM 15

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                                COMMISSION FILE NUMBER: 0-26613



                            BLUESTONE SOFTWARE, INC.
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    300 STEVENS DRIVE, PHILADELPHIA, PENNSYLVANIA 19113; TEL: (610) 915-5000
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          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
              AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                     COMMON STOCK, $.001 PAR VALUE PER SHARE
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            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


                                      NONE
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           (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
               TO FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)


PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

       RULE 12G-4(A)(1)(I)     |X|          RULE 12H-3(B)(1)(I)     |X|
       RULE 12G-4(A)(1)(II)    |_|          RULE 12H-3(B)(1)(II)    |_|
       RULE 12G-4(A)(2)(I)     |_|          RULE 12H-3(B)(2)(I)     |_|
       RULE 12G-4(A)(2)(II)    |_|          RULE 12H-3(B)(2)(II)    |_|
                                            RULE 15D-6              |_|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:
ONE

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, BLUESTONE SOFTWARE, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                              BLUESTONE SOFTWARE, INC.


DATE:    JANUARY 18, 2001                     BY:  /s/ CHARLES N. CHARNAS
                                                   ------------------------
                                                       Charles N. Charnas
                                                       Assistant Secretary